UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2016

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3355 Michelson Drive, Suite 100 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

(949) 672-7000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On May 12, 2016, Western Digital Technologies, Inc. (“Western Digital Technologies”), a wholly-owned subsidiary of Western Digital Corporation (“Western Digital” or the “Company”), completed its previously announced acquisition of SanDisk Corporation (“SanDisk”). Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of October 21, 2015, among Western Digital, Schrader Acquisition Corporation (“Merger Sub”) and SanDisk (the “Merger Agreement”), Merger Sub merged with and into SanDisk, with SanDisk continuing as the surviving corporation (the “Merger”). As a result of the Merger, SanDisk became a wholly-owned indirect subsidiary of Western Digital.

Item 1.01.            Entry into a Material Definitive Agreement

Supplemental Indentures to SanDisk Convertible Notes Indentures

SanDisk has outstanding approximately $996.7 million aggregate principal amount of its 1.5% Convertible Senior Notes due 2017 (the “2017 Notes”) and approximately $1.5 billion aggregate principal amount of its 0.5% Convertible Senior Notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “SanDisk Notes”). The 2017 Notes mature on August 15, 2017. The 2020 Notes mature on October 15, 2020. Interest on outstanding 2017 Notes is paid on February 15 and August 15 of each year to record holders of the 2017 Notes as of the preceding February 1 and August 1 as applicable. Interest on outstanding 2020 Notes is paid on April 15 and October 15 of each year to record holders of the 2020 Notes as of the preceding April 1 and October 1 as applicable. The SanDisk Notes are not callable.

On May 12, 2016, Western Digital, SanDisk and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), entered into the first supplemental indenture (the “2017 Supplemental Indenture”) to an indenture entered into between SanDisk and the Trustee dated as of August 25, 2010 (the “2017 Indenture”) which governs the 2017 Notes and the first supplemental indenture (the “2020 Supplemental Indenture” and, together with the 2017 Supplemental Indenture, the “Supplemental Indentures”) to an indenture entered into between SanDisk and the Trustee dated October 19, 2013 which governs the 2020 Notes (the “2020 Indenture” and, together with the 2017 Indenture, the “Indentures”). Notices of entry into the Supplemental Indentures will be distributed to holders of the SanDisk Notes on May 12, 2016. A copy of the notice to holders of the 2017 Notes is attached to this Current Report on Form 8-K as Exhibit 99.2 and incorporated herein by reference. A copy of the notice to holders of the 2020 Notes is attached to this Current Report on Form 8-K as Exhibit 99.3 and incorporated herein by reference.

Pursuant to the Supplemental Indentures, Western Digital assumed and became jointly and severally liable, with SanDisk, for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the SanDisk Notes issued under the Indentures, (b) the due and punctual delivery of cash and, if applicable, common stock of Western Digital, par value $0.01 per share (“Western Digital Common Stock”), upon conversion of the SanDisk Notes upon the exercise by a holder of the conversion privilege pursuant to Article 13 of the applicable Indenture and (c) the due and punctual performance and observance of all of the obligations, covenants and conditions of the Indentures to be performed by SanDisk for the benefit of the holders and the Trustee. The Supplemental Indentures were each executed without the consent of holders in compliance with Sections 9.01 and 13.06 of the applicable Indentures.

In accordance with Section 13.06 of each of the Indentures, upon the consummation of the Merger the right to convert each $1,000 principal amount of SanDisk Notes was changed to a right to convert such principal amount of SanDisk Notes on the basis of the amount of reference property, which is comprised of 0.2387 shares of Western Digital Common Stock, and $67.50, that a holder of a number of shares of common stock of SanDisk, $0.001 par value per share (the “SanDisk Common Stock”) equal to the Conversion Rate (as defined in the applicable Indenture) immediately prior to the Merger would have owned or been entitled to receive upon the consummation of the Merger.

The Merger constitutes a Fundamental Change under each Indenture. As a result, the Conversion Rate for each $1,000 of principal amount of SanDisk Notes surrendered for conversion from, and including, March 8, 2016 to, and including, June 9, 2016 shall be increased by 1.0702 additional units of reference property in the case of the 2017 Notes and 2.8720 additional units of reference property in the case of the 2020 Notes, in each case as determined by SanDisk by reference to the table attached as Schedule A to the applicable Indenture, to a total of 20.8004 units of reference property in the case of the 2017 Notes and a total of 13.7726 units of reference property in the case of the 2020 Notes. The conversion rate for SanDisk Notes surrendered for conversion after June 9, 2016 (i.e., following expiration of the increased conversion rate) will be 19.7302 units of reference property in the case of the 2017 Notes and 10.9006 units of reference property in the case of the 2020 Notes, subject to adjustment pursuant to the terms of the applicable Indenture.

In addition, as a result of the Merger, which constitutes a Designated Event (as defined in the Indenture) each holder has, subject to certain conditions, the right to require SanDisk to purchase (the “Purchase Right”) for cash all of such holder’s SanDisk Notes, or any portion of the principal amount thereof that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, on June 10, 2016 (as such date may be extended, the “Designated Event Repurchase Date”) at a purchase price equal to 100% of the principal amount of such SanDisk Notes or such portion of the principal amount of SanDisk Notes, as applicable, plus accrued and unpaid interest, if any, thereon up to but excluding the Designated Event Repurchase Date. SanDisk will file a Schedule TO and Designated Event Company Notice And Offer To Purchase (the “Offer to Purchase”). Exercises of the Purchase Right are subject to the requirements set forth in the Offer to Purchase.

The SanDisk Notes are convertible under certain circumstances as more fully described in the Indentures, including, for example, as a result of the Merger as described above and based on the relationship of the value of the reference property to the conversion price of the SanDisk Notes. Settlement of any conversions will be on a net share basis.

The above description of the 2020 Supplemental Indenture and the 2017 Supplemental Indenture is qualified in its entirety by reference to the complete text of the 2020 Supplemental Indenture and the 2017 Supplemental Indenture, copies of which are attached hereto as Exhibits 4.1 and 4.2 and incorporated herein by reference.

Supplemental Indentures to the Unsecured Notes and Secured Notes Indentures

Immediately following the consummation of the Merger, Western Digital, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, entered into (i) the first supplemental indenture, dated as of May 12, 2016 (the “Secured Notes Supplemental Indenture”), to the indenture, dated as of April 13, 2016 (the “Secured Notes Indenture”), governing $1.875 billion aggregate amount of 7.375% Senior Secured Notes due 2023 (the “Secured Notes”) and (ii) the first supplemental indenture, dated as of May 12, 2016 (the “Unsecured Notes Supplemental Indenture” and, together with the Secured Notes Supplemental Indenture, the “First Supplemental Indentures”), to the indenture, dated as of April 13, 2016 (the “Unsecured Notes Indenture” and, together with the Secured Notes Indenture, the “Senior Notes Indentures”), governing $3.35 billion aggregate principal amount of 10.500% Senior Unsecured Notes due 2024 (the “Unsecured Notes” and, together with the Secured Notes, the “Western Digital Notes”). Western Digital originally issued the Western Digital Notes on April 13, 2016, and the proceeds from the offering of the Western Digital Notes were deposited into escrow until the consummation of the Merger. Pursuant to the First Supplemental Indentures, SanDisk Technologies, Inc., a Texas corporation and an indirect subsidiary of Western Digital, became a party to the Senior Notes Indentures and agreed to guarantee Western Digital’s obligations under the Western Digital Notes.

The Secured Notes and related guarantees are secured on an equal and ratable basis by liens on the same assets that secure indebtedness under the Senior Credit Facilities (as defined below) (subject to certain limitations) and, as a result, will be effectively senior to the Unsecured Notes to the extent of the value of the assets that secure the Secured Notes and will be effectively pari passu with obligations under the Senior Credit Facilities and all other existing and future obligations of Western Digital and certain of the Guarantors (as defined below) secured by first-priority liens on the assets securing the Secured Notes (subject to permitted liens and certain limitations).

The foregoing descriptions of the First Supplemental Indentures and the security for the Secured Notes are qualified in their entirety by reference to the complete text of the First Supplemental Indentures, copies of which are attached hereto as Exhibits 4.3 and 4.4, respectively, and incorporated herein by reference, and of the Security Agreement relating to the Secured Notes, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Senior Secured Credit Facilities

Senior Credit Facilities

As previously disclosed, on April 29, 2016, Western Digital, entered into a credit agreement (the “Senior Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other lenders and financial institutions party thereto, providing for approximately $9,875 million in senior secured credit facilities (the “Senior Credit Facilities”) consisting of a $4,125 million term loan A tranche maturing five years after the effective date (the “Term Loan A Facility”), a $3,750 million term loan B tranche maturing seven years after the effective date (the “U.S. Term Loan B Facility”), a €885 million term loan B tranche maturing seven years after the effective date (the “Euro Term Loan B Facility” and, together with the U.S. Term Loan B Facility, the “Term Loan B Facilities”) and a $1,000 million revolving credit facility maturing five years after the effective date (the “Revolving Credit Facility”). On April 29, 2016, the proceeds of the borrowings under the Term Loan B Facilities were deposited into segregated escrow accounts with SunTrust Bank, as escrow agent, until the consummation of the Merger.

At the closing of the Merger, (i) the net proceeds of the borrowings under the Term Loan B Facilities were released from escrow and (ii) Western Digital borrowed the full amount of the term loans under the Term Loan A Facility.

The proceeds from the Senior Credit Facilities were used to, among other things, (i) finance, in part, the cash portion of the purchase price payable pursuant to the terms of the Merger Agreement, (ii) refinance certain existing indebtedness of Western Digital and SanDisk, and (iii) pay certain transaction costs.

The obligations under the Senior Credit Facilities are unconditionally guaranteed by certain of Western Digital’s existing and subsequently acquired or organized wholly-owned, material domestic subsidiaries (the “Guarantors”), subject to certain exceptions and, following the consummation of the Merger, are secured on a first-priority basis (subject to permitted liens) by a lien on substantially all the assets and properties of Western Digital and certain of the Guarantors, including all of the capital stock held by Western Digital and such Guarantors (subject to a limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries, other than 65% of the voting stock of first tier entities), subject to certain exceptions.

The foregoing description of the Senior Credit Facilities is not intended to be complete and is qualified in its entirety by reference to Western Digital’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2016 and the exhibits thereto, which are incorporated herein by reference, the Security Agreement, a copy of which is attached hereto as Exhibit 10.2, and incorporated herein by reference, and the Assumption and Supplement to the Guaranty, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Additional Bridge Facility

On the Closing Date, Western Digital Technologies entered into a 45-day senior secured bridge credit agreement (the “Additional Bridge Credit Agreement”) among JPMorgan Chase Bank, N.A., as administrative agent, the lenders from time to time party thereto and Western Digital providing for $3,000 million in aggregate principal amount of senior secured bridge loans (the “Additional Bridge Facility” and, together with the Senior Credit Facilities, the “Senior Secured Credit Facilities”). The proceeds of borrowings under the Additional Bridge Credit Agreement were used to finance, in part, the cash portion of the purchase price payable pursuant to the terms of the Merger Agreement and to pay certain transaction costs.

The obligations under the Additional Bridge Facility are unconditionally guaranteed by Western Digital and each of the Guarantors (other than Western Digital Technologies) under the Senior Credit Agreement and are secured on a first-priority basis (subject to permitted liens) by a lien on the collateral securing the Senior Credit Agreement.

The bridge loans under the Additional Bridge Credit Agreement bear interest at a rate per annum equal to, at Western Digital Technologies’ option, either (1) an adjusted LIBOR rate (subject to a 0.0% floor), determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, plus an applicable margin of 2.00% or (2) a base rate, determined by reference to the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus one-half of 1.00% and (c) the one month adjusted LIBOR rate plus 1.00%, plus an applicable margin of 1.00%.

Prepayments of the bridge loans are permitted at any time, in minimum principal amounts, without premium or penalty. The Additional Bridge Credit Agreement does not require any amortization.

The Additional Bridge Credit Agreement contains affirmative and negative covenants and events of default substantially similar to the Senior Credit Agreement, and is not subject to any financial covenants.

The foregoing description of the Additional Bridge Facility is not intended to be complete and is qualified in its entirety by reference to the Additional Bridge Credit Agreement, a copy of which is attached hereto as Exhibit 10.4, and incorporated herein by reference, the Bridge Guaranty Agreement, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference, the Assumption and Supplement to the Guaranty, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference, and the Bridge Security Agreement, a copy of which is attached hereto as Exhibit 10.7, and incorporated herein by reference.

Certain Relationships

Certain of the lenders, banks and financial institutions party to the Senior Secured Credit Facilities and their respective affiliates are full service financial institutions and have in the past engaged, and may in the future engage, in transactions with and perform services, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities, for Western Digital and Western Digital Technologies and each of their respective affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. In addition, certain of the lenders, banks and/or financial institutions party to the Senior Secured Credit Facilities and/or their respective affiliates acted as initial purchasers in connection with Western Digital’s offerings of its secured notes and unsecured notes and have received or will receive customary fees and expenses in connection therewith. In addition, certain of the lenders, banks and/or financial institutions party to the Senior Secured Credit Facilities and/or their respective affiliates are lenders and/or agents under the Existing Credit Agreement (as defined below), the indebtedness outstanding under which was repaid in connection with the Merger, and as such have received a portion of the net proceeds from the Senior Secured Credit Facilities used to repay the Existing Credit Agreement. In addition, certain of the lenders, banks and/or financial institutions party to the Senior Secured Credit Facilities and/or their respective affiliates served as financial advisors to Western Digital and/or Western Digital Technologies in connection with the Merger, for which they have received or will receive customary fees.

Item 1.02.           Termination of a Material Definitive Agreement

On the Closing Date, Western Digital Technologies, Western Digital Ireland, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Western Digital Ireland”), and Western Digital International Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Western Digital International” and, together with Western Digital Ireland and Western Digital Technologies, the “Existing Borrowers”), repaid and terminated all commitments under the credit agreement dated as of January 9, 2014, as amended, among Western Digital, the Existing Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”). In connection with such termination, the Existing Borrowers repaid all outstanding loans and interest accrued under the Existing Credit Agreement through the date of termination.

Item 2.01.           Completion of Acquisition or Disposition of Assets

As described above, on May 12, 2016, Western Digital Technologies, a wholly-owned subsidiary of Western Digital, completed its previously announced acquisition of SanDisk. As a result of the Merger, SanDisk became a wholly-owned indirect subsidiary of Western Digital.

At the Closing Date, each issued and outstanding share of SanDisk Common Stock, other than shares of SanDisk Common Stock held in the treasury of SanDisk, shares of SanDisk Common Stock owned by stockholders who have validly exercised their appraisal rights under Delaware law and shares of SanDisk Common Stock owned by Western Digital or any subsidiary of Western Digital (including Merger Sub), was converted into the right to receive $67.50 per share in cash; and 0.2387 shares of Western Digital Common Stock per share of SanDisk Common Stock. No fractional shares of Western Digital Common Stock will be issued in the Merger, and SanDisk’s former stockholders will receive an amount of cash in lieu of fractional shares, if any, of Western Digital Common Stock calculated in accordance with Section 3.1(f)(ii) of the Merger Agreement. The sources of funds used in connection with the Merger include cash and cash equivalents on hand, the proceeds from the Term Loan B Facilities and the Western Digital Notes offering, which were released from escrow on the Closing Date and proceeds from the Term Loan A Facility and the Additional Bridge Facility.

The foregoing description of the Merger does not purport to be complete and is subject to, and qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to Western Digital’s Current Report on Form 8-K filed on October 26, 2015, and is incorporated herein by reference.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above regarding the Senior Secured Credit Facilities and the Supplemental Indentures is incorporated herein by reference.

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of New Directors

 Effective as of the Closing Date, Western Digital’s board of directors (the “Board”) appointed Mr. Sanjay Mehrotra to serve as a member of the Board until the Company’s 2016 annual general meeting of shareholders or Mr. Mehrotra’s earlier resignation, removal or death. Mr. Mehrotra was appointed pursuant to the terms of the Merger Agreement, which required Western Digital to take action necessary to cause the Chief Executive Officer of SanDisk to become a member of the Board as of the closing of the Merger.

 Mr. Mehrotra will receive the standard compensation for a non-employee director of Western Digital.

 Western Digital will also enter into an indemnification agreement with Mr. Mehrotra, effective as of the Closing Date. A copy of the Form of Indemnification Agreement was attached as Exhibit 10.4 to Western Digital’s Quarterly Report on Form 10-Q filed on November 8, 2002, and is incorporated herein by reference. In connection with the termination of Mr. Mehrotra’s employment effective as of the closing of the Merger, Western Digital and SanDisk entered into a letter agreement with Mr. Mehrotra prior to the closing to clarify the treatment of certain benefits under the Change of Control Executive Benefits Agreement between Mr. Mehrotra and SanDisk, including, among other things, the cash settlement of Mr. Mehrotra’s outstanding restricted stock units granted by SanDisk and a lump sum cash payment in lieu of the continued healthcare coverage obligation. The letter agreement also contains a mutual general release and certain post-closing covenants.

Item 7.01            Regulation FD Disclosure

On May 12, 2016, the Company released the Western Digital/SanDisk Transaction Closing Public FAQs attached as Exhibit 99.4 to this Current Report on Form 8-K and incorporated herein by reference. The Western Digital/SanDisk Transaction Closing Public FAQs are furnished and not filed, pursuant to Instruction B.2 of Form 8-K.

Item 8.01            Other Events

On May 12, 2016, the Company issued a press release announcing the closing of the Merger and the appointment of Mr. Sanjay Mehrotra to the Board, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

 The financial statements of SanDisk required by this Item are not included in this Current Report on Form 8-K. Such financial statements will be filed no later than 71 calendar days after May 18, 2016 (the due date for this Current Report on Form 8-K).

(b) Pro Forma Financial Information

 Pro forma financial information relative to the acquired business is not included in this Current Report on Form 8-K. Such pro forma financial information will be filed no later than 71 calendar days after May 18, 2016 (the due date for this Current Report on Form 8-K).

(d) Exhibits

 Pursuant to the rules and regulations of the Securities and Exchange Commission, Western Digital has filed certain agreements as exhibits to this Current Report on Form 8-K. These agreements may contain representations and warranties by the parties. The representations, warranties and covenants of the parties contained in these agreements have been made solely for the benefit of the other party or parties to such agreements. In addition, such representations, warranties and covenants (i) have been made only for purposes of such agreements; (ii) may have been qualified by certain matters specifically disclosed in any reports filed by the other party or parties to such agreement with the SEC and confidential disclosures made to the other party or parties in connection with the negotiations of such agreements; (iii) are subject to materiality and other qualifications contained in such agreements that may differ from what may be viewed as material by investors; (iv) were made only as of the date of such agreement or agreements or such other date as is specified in such agreements; and (v) have been included in such agreements for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the agreements are included with this filing only to provide investors with information regarding the terms of the agreements, and not to provide investors with any other factual information regarding SanDisk and its business or Western Digital and its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of SanDisk, Western Digital or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the respective agreement or agreements, which subsequent information may or may not be fully reflected in SanDisk’s or Western Digital’s public disclosures. Any agreement should not be read alone, but should instead be read in conjunction with the other information regarding SanDisk and Western Digital that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and Forms 8-K and other documents that SanDisk or Western Digital files or has filed with the SEC.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 21, 2015, among Western Digital, Merger Sub and SanDisk, incorporated by reference to Exhibit 2.1 to Western Digital’s Current Report on Form 8-K filed on October 26, 2015.

4.1	First Supplemental Indenture, dated as of May 12, 2016, to the Indenture, dated as of October 29, 2013 by and between SanDisk Corporation, The Bank of New York Mellon Trust Company, N.A., as Trustee, and Western Digital Corporation.

4.2	First Supplemental Indenture, dated as of May 12, 2016, to the Indenture, dated as of August 25, 2010 by and between SanDisk Corporation, The Bank of New York Mellon Trust Company, N.A., as Trustee, and Western Digital Corporation.

4.3	First Supplemental Indenture to the Secured Notes Indenture, dated as of May 12, 2016, among Western Digital, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.

4.4	First Supplemental Indenture to the Unsecured Notes Indenture, dated as of May 12, 2016, among Western Digital, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

5.1	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.4 to Western Digital’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2002.

10.1	Security Agreement dated as of May 12, 2016, by and among Western Digital, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.

10.2	Security Agreement dated as of May 12, 2016, by and among the Debtors (as defined therein) party thereto and JPMorgan Chase Bank, N.A., as collateral agent.

10.3	Assumption and Supplement to Guaranty Agreement dated as of May 12, 2016 by and among the New Guarantor (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent.

10.4	Bridge Loan Agreement, dated as of May 12, 2016, by and among Western Digital Technologies, Inc., Western Digital Corporation, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and financial institutions from time to time party thereto.

10.5	Bridge Guaranty Agreement dated as of May 12, 2016, by and among Western Digital Technologies, Inc., Western Digital Corporation, the other guarantors party thereto and JPMorgan Chase Bank, N.A. as administrative agent for the guaranteed creditors.

10.6	Assumption and Supplement to Bridge Guaranty Agreement dated as of May 12, 2016 by and among the New Guarantor (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent.

10.7	Bridge Security Agreement dated as of May 12, 2016, by and among the Debtors (as defined therein) party thereto and JPMorgan Chase Bank, N.A., as collateral agent.

99.1	Press Release of Western Digital, dated May 12, 2016.

99.2	Notice of Supplemental Indenture to the 2017 Indenture.

99.3	Notice of Supplemental Indenture to the 2020 Indenture.

99.4	Western Digital/SanDisk Transaction Closing Public FAQs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation

Date: May 12, 2016	By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary